Brian F. Faulkner
Attorney at Law
3900 Birch Street, Suite 113
Newport Beach, California 92660


October 25, 1999


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  TheInternetCorp.net, Inc. - Form S-4

Dear Sir/Madame:

I have acted as counsel to TheInternetCorp.net, Inc., a Nevada corporation ("TheInternetCorp.net, Inc."), in connection with its Registration Statement on Form S-4 relating to the acquisition of Cycle-Parts.com, Inc. by TheInternetCorp.net, Inc. and in connection therewith the registration of 12,660,000 shares of its common stock ("Shares"), $0.001 par value per Share, to be issued in exchange for the issued and outstanding shares of common stock of Cycle-Parts.com, Inc., and the registration of 2,000,000 shares to be issued upon the exercise of outstanding warrants for such shares (at an exercise price of $1.00 per share).

In my representation, I have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation and Bylaws of TheInternetCorp.net, Inc..

Based upon the foregoing, it is my opinion that TheInternetCorp.net, Inc. is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

Sincerely,


/s/  Brian F. Faulkner
Brian F. Faulkner, Esq.